Exhibit 10.18

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.

Confidential
Execution Version

AMENDMENT NO. 2
to
MASTER COLLABORATION AGREEMENT

This Amendment No. 2 to Master Collaboration Agreement (the “Amendment No. 2”) is made and effective as of March 23, 2021 (the “Amendment No. 2 Effective Date”) between Century Therapeutics, Inc. (f/k/a Century Therapeutics, LLC), a Delaware corporation (“Century”) having a principal place of business at 3675 Market Street, Philadelphia, PA 19104 USA, and FUJIFILM Cellular Dynamics, Inc., a Wisconsin corporation (“FCDI”) having an address at 525 Science Drive, Madison, WI 53711 USA, and amends the Master Collaboration Agreement entered into between Century and CDI, signed as of October 21, 2019 and as amended by that certain Amendment No. 1 to Master Collaboration Agreement, dated as of July 17, 2020 (the “Collaboration Agreement”). All capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Collaboration Agreement.

RECITALS

WHEREAS, on October 21, 2019, Century and FCDI entered into the Collaboration Agreement; and

WHEREAS, Century and FCDI desire that the Collaboration Agreement be amended as set forth herein.

THEREFORE, in consideration of the mutual covenants and conditions set forth in this Amendment No. 2, it is agreed as follows:

1.	Amendments to the Collaboration Agreement.

1.1.          Article 1 of the Collaboration Agreement shall be amended to add the following definitions, in appropriate alphabetical and numerical order, and the section numbers of Article 1 of the Collaboration Agreement and all cross references thereto in the Collaboration are hereby updated to reflect the addition of such defined terms:

““Century Engineered Cells” means iPSCs (including TiPSCs), Reprogrammed iPS Cells and Reprogrammed iPS Cell Derivative Materials that have been genetically modified or otherwise modified by Century.”

““FCDI Regulatory Documentation” means (i) all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals, if any), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests, in each case to the extent relating to (a) any Reprogrammed iPS Cells (including TiPSCs) manufactured by FCDI, (b) the manufacture by FCDI of any such Reprogrammed iPS Cells (wherein such manufacture includes all activities performed by or on behalf FCDI through (inclusive of) cryopreservation of such Reprogrammed iPS Cells) and/or (c) the reprogramming plasmids used by FCDI in any such manufacture and (ii) all data contained in any of the foregoing in clause (i), including all INDs, Regulatory Approvals, regulatory drug lists, advertising and promotion documents, manufacturing data, drug master files, clinical data, adverse event files and complaint files; and in each case of (i) and (ii), to the extent owned and controlled by FCDI.”

““Quality Agreement” means that certain Quality Agreement between FCDI and Century, which has a signing date of June 29, 2020, as hereafter may be amended as set forth in a writing signed by an authorized representative of each of FCDI and Century.”

““Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests, relating to the Licensed Products and all data contained in any of the foregoing, including all INDs, Regulatory Approvals, regulatory drug lists, advertising and promotion documents, manufacturing data, drug master files, clinical data, adverse event files and complaint files, but excluding all FCDI Regulatory Documentation.”

1.2.         Article 4 of the Collaboration Agreement shall be amended (i) by replacing the heading “INSPECTIONS; RECORDS” with “INSPECTIONS; RECORDS; REGULATORY RELATED MATTERS”, (ii) by deleting Sections 4.1 and 4.2 in their entirety, (iii) by re-designating Sections 4.3 and 4.4 as Sections 4.2 and 4.3, respectively, and (iv) to include a new Section 4.1 and Section 4.4 as follows:

“4.1        Right of Reference.

(a)       Century hereby grants, in addition to the rights thereto granted under the Reprogramming License Agreement and/or Differentiation License Agreement (i.e., to the extent a license under Century’s Regulatory Documentation is not already granted thereunder), to FCDI a non-exclusive, perpetual, irrevocable, fully paid-up, royalty-free, sublicensable (through multiple tiers), license and right of reference, with the right to grant sublicenses through multiple tiers and further rights of reference under any Regulatory Documentation Owned or Controlled by Century in connection with obtaining Regulatory Approval for Licensed Products within the Field, outside the Territory, for manufacturing and process development activities in respect of Licensed Products within the Field outside the Territory, and for manufacturing and process development activities outside of the Field for cells other than human iPSC (including TiPSC)-derived T cells, NK cells, macrophages and dendritic cells.

(b)       FCDI hereby grants, in addition to the rights thereto granted under the Reprogramming License Agreement and/or Differentiation License Agreement, to Century a non-exclusive, perpetual, irrevocable, fully paid-up, royalty-free, sublicensable (through multiple tiers), license and right of reference, with the right to grant sublicenses through multiple tiers and further rights of reference under any master file included in the FCDI Regulatory Documentation in connection with obtaining Regulatory Approval for Licensed Products within the Field within the Territory.

(c)       FCDI hereby grants, in addition to the rights thereto granted under the Reprogramming License Agreement and/or Differentiation License Agreement (i.e., to the extent a license under FCDI’s Regulatory Documentation is not already granted thereunder), to Century a non-exclusive, perpetual, irrevocable, fully paid-up, royalty-free, sublicensable (through multiple tiers), license and right of reference, with the right to grant sublicenses through multiple tiers and further rights of reference under any Regulatory Documentation Owned or Controlled by FCDI in connection with obtaining Regulatory Approval for Licensed Products within the Field within the Territory, and for manufacturing and process development activities in respect of Licensed Products within the Field within the Territory.

(d)       The provisions of this Section 4.1 shall survive the expiration or termination of this Agreement, the Reprogramming License Agreement and/or Differentiation License Agreement.

“4.4.       Regulatory Related Matters. The provisions of Section 8 of the Quality Agreement and Section 2.0 of the Table set forth in the Quality Agreement shall apply to this Agreement, mutatis mutandis. To the extent the Quality Agreement expires or is terminated prior to the expiration or earlier termination of this Agreement, such provisions of the Quality Agreement will survive such expiration or termination for purposes of this Article 4, and be incorporated herein by reference.”

1.3.          Section 6.2(a) of the Collaboration Agreement shall be amended and restated as follows:

“(a)	Except as set forth in Section 6.2(b) or Section 6.2(c), Century is and will be the sole and exclusive owner of all right, title and interest in and to the Deliverables (excluding Century Engineered Cells that are pluripotent), including all intellectual property rights therein. Any Deliverables produced by FCDI in the course of providing Services pursuant to this Agreement shall be promptly and fully disclosed to Century in accordance with the terms of this Agreement. Except as set forth in Section 6.2(b) or Section 6.2(c), FCDI hereby assigns to Century all of its right, title and interest in and to all Deliverables (excluding pluripotent Century Engineered Cells), including all intellectual property rights therein. FCDI acknowledges and agrees that each of the Licensed Patent Rights (as defined in the Reprogramming License Agreement) and the Licensed Technology (as defined in the Differentiation License Agreement) includes FCDI Technology to the extent described in the definition of each such former term. Century hereby grants to FCDI, during the Term, a fully paid-up, royalty-free, non-transferable, non-sublicensable (except to permitted subcontractors in accordance with Section 2.4), non-exclusive right and license to practice any and all intellectual property rights in the Deliverables that are solely and exclusively owned by Century in accordance herewith to the extent necessary or useful to perform the Services. Notwithstanding anything to the contrary herein, (i) any and all Reprogrammed iPS Cells and pluripotent Reprogrammed iPS Cell Derivative Materials (A) that are or were obtained, created, or derived from Reprogrammed iPS Cells that were transferred by FCDI to Century pursuant to the MTA, or (B) that otherwise were transferred by FCDI to Century prior to the Amendment No. 2 Effective Date and that are identified on Schedule 6.2(a) attached hereto, or (C) that are transferred by FCDI to Century hereunder after the Amendment No. 2 Effective Date other than as contemplated in the Research Plan (as in effect at the time of any such transfer) and that are identified on a written addendum to Schedule 6.2(a) attached hereto agreed upon by the Parties (which agreement may be via email), which addendum by such agreement will become a part of Schedule 6.2(a))(“Additional R&D Cells”) and all pluripotent Century Engineered Cells derived therefrom that are not described in the immediately following clause (ii) shall be deemed to be Deliverables transferred by FCDI to Century hereunder, and (ii) any and all

Deliverables that are Reprogrammed iPS Cells or pluripotent Reprogrammed iPS Cell Derivative Materials that are transferred by FCDI to Century hereunder, then furnished by Century to FCDI for its use in the course of performing Services, and then further transferred by FCDI to Century hereunder shall at all times remain and be Deliverables subject to this Section 6.2 and not be Materials subject to Section 6.1. For the avoidance of doubt, pluripotent Reprogrammed iPS Cell Derivative Materials include pluripotent Century Engineered Cells.”

1.4.         Section 6.2(b) of the Collaboration Agreement shall be amended and restated as follows:

“(b) Notwithstanding anything to the contrary herein:

(i) except as expressly otherwise provided in Section 6.2(c) with respect to the Selected Cell Lines (as defined below in Section 6.2(c)), FCDI shall remain the sole and exclusive owner of all right, title and interest in and to any and all Deliverables that are Reprogrammed iPS Cells or pluripotent Reprogrammed iPS Cell Derivative Materials (including, for the avoidance of doubt, any pluripotent Century Engineered Cells) and Century’s rights with respect to any such Deliverables shall be limited to the use thereof in accordance with and subject to the Reprogramming License Agreement and the Differentiation License Agreement;

(ii) FCDI shall remain the sole and exclusive owner of all right, title and interest in and to the Licensed Patent Rights and the Licensed Technology and its retained rights pursuant to Section 2.6(a) of the Differentiation License Agreement including those pertaining to or embodied or incorporated in any Deliverables as to which Century shall have solely the rights granted in the Reprogramming License Agreement and the Differentiation License Agreement;

(iii) FCDI shall remain the sole and exclusive owner of all right, title and interest in and to any and all products, materials, tools, Know-How, and intellectual property rights therein and Patent Rights and other similar rights (e.g., copyright registrations) with respect thereto, that are:

(A) made, conceived, reduced to practice or otherwise discovered firstly by its employees, consultants or other contractors, or agents outside of the course of the performance of the Services and without use of, reference to or incorporation of Century’s Confidential Information,

(B) improvements, variations, modifications or enhancements of anything described in this sentence that are first made, conceived, reduced to practice or otherwise discovered by, or on behalf of, FCDI after the Effective Date in the course of FCDI’s performance of the Services (other than as explicitly set forth in an SOW) and that do not use or incorporate any of Century’s Confidential Information and that are useful for, and to be practiced in, the development, manufacture or commercialization of iPSCs (including TiPSC) (derived by any reprogramming method) or any one or more iPSC derived cell(s) other than solely iPSC (including TiPSC)-derived T cells, NK cells, dendritic cells, or macrophages; or

(C)       third party intellectual property rights in licensed or otherwise acquired by FCDI independent of this Agreement (“FCDI Technology”);

[***].

For the avoidance of doubt, FCDI shall remain the sole and exclusive owner of all right, title and interest in any and all products, materials, tools, Know-How, and any and all improvements, variations, modifications or enhancements of any of the foregoing, that are made, conceived, reduced to practice or otherwise discovered firstly by its employees, consultants or other contractors, or agents outside of the course of the performance of the Services (and accordingly are not funded in whole or in part by Century) and without use of, reference to or incorporation of Century’s Confidential Information, and any and all intellectual property rights therein and Patent Rights and other similar rights (e.g., copyright registrations) with respect thereto. FCDI hereby grants, in addition to the rights thereto granted under the Reprogramming License Agreement and/or Differentiation License Agreement (i.e., to the extent a license under the FCDI Technology to do (I) and (II) below is not already granted thereunder), to Century a non-exclusive, perpetual, irrevocable, fully paid-up. royalty-free, sublicensable (through multiple tiers), worldwide license under all FCDI Technology described in Section 6.2(b)(iii)(B) pertaining to or embodied within the Deliverables, (I) to fully exploit any product or service based on, embodying, incorporating, or derived from the Deliverables that are owned by Century, and (II) to exercise any and all other present or future rights in the Deliverables for any and all purposes (excluding, for the avoidance of doubt, any rights under the Licensed Patent Rights, the Licensed Know-How or FCDI Technology as to which Century shall have solely the rights granted under the Reprogramming License Agreement and/or Differentiation License Agreement or otherwise expressly granted herein) or to fully Exploit the Licensed Products and any product or service described in either of the immediately preceding clauses (I) and (II) of this sentence.

As used in this Section 6.2(b), “Relevant Century Activities” means Century’s Board of Directors-approved and budgeted (with appropriate resources therefor available to Century or planned to be acquired by it) ongoing or anticipated activities and strategies, which in the case of anticipated activities and strategies are to be carried out within the succeeding eighteen (18) month period, as of the time that FCDI would request any consent from Century pursuant to the first proviso in the first sentence of this Section 6.2(b).”

1.5.         Section 6.2(c) of the Collaboration Agreement shall be amended and restated as follows:

“(c)	Century shall: (i) use all Deliverables that are owned by FCDI in accordance with Section 6.2(b)(i) (i.e., Reprogrammed iPS Cells or pluripotent Reprogrammed iPS Cell Derivative Materials, which include, for the avoidance of doubt, pluripotent Century Engineered Cells) solely (A) to perform the activities to be performed by it as set forth in the Research Plan, and/or (B) otherwise in internal research to develop Licensed Products in the Field, and (C) solely in the case of the Selected Cell Lines (as defined below), to otherwise Exploit Licensed Products, in accordance with and/or subject to this Agreement, the Reprogramming License Agreement, the Differentiation License Agreement and/or the Manufacturing and Supply Agreement (from and after the time when the same hereafter becomes effective between Century and FCDI), as applicable. In order to effect the permitted use in Section 6.2(c)(i)(A) (i.e., to the extent a license under such intellectual property rights to perform such activities is not already granted under the Reprogramming License Agreement and/or Differentiation License Agreement), FCDI hereby grants to Century during the Term a fully paid-up, royalty-free, sublicensable, non-exclusive right and license to practice any and all intellectual property rights in such Deliverables that are owned by FCDI to the extent necessary or useful to perform the activities to be performed by Century as set forth in the Research Plan.

Notwithstanding anything to the contrary in this Agreement, Century shall not: (i) use any such Deliverables to make Reprogrammed iPS Cells or pluripotent Reprogrammed iPS Cell Derivative Materials (except as expressly permitted in this Agreement and/or the Reprogramming License Agreement), have made, offer to sell, or sell any such Deliverables; (ii) use any such Deliverables in the manufacture of any products (except Selected Cell Lines to manufacture Licensed Products as expressly described in clause (i)(C) of the first sentence of this Section 6.2(c)); (iii) transfer any such Deliverables except Selected Cell Lines solely for Exploitation as expressly described in clause (i)(C) of the first sentence of this Section 6.2(c)to any third party without FCDI’s express prior written consent; (iv) use any such Deliverables in any services for a third party, including sponsored research with a third party, without FCDI’s express prior written consent; (v) reverse engineer any such Deliverables (which shall not include full characterization as contemplated in the immediately following clause (vi) of this sentence); (vi) perform any whole genome sequencing (“WGS”) of any such Deliverables other than subject to and in accordance with compliance with the provision of the immediately following paragraph; and (vii) (A) use any such

Deliverables in humans, in clinical trials, for diagnostic purposes involving human subjects, or for any therapeutic use; or (B) attempt in any way to determine the identity of the donor(s) of the biological materials from which Deliverables directly or indirectly are derived or were made; (viii) use (A) any Reprogrammed iPS Cells that are identified on Schedule 6.2(a) as iPSCs of either the R&D HDWCB or R&D bank type (under Section 1, Reprogrammed iPS Cells, of such Schedule 6.2(a)) or any Additional R&D Cells that are Reprogrammed iPS Cells, or (B) any pluripotent or non-pluripotent Reprogrammed iPS Cell Derivative Materials that are obtained, created, or derived from any such Reprogrammed iPS Cells (including, for the avoidance of doubt, Century Engineered Cells) other than solely in internal research performed by Century at its facility, which internal research excludes, use to develop any product(s) (i.e., for purposes of this Section 6.2(c), use in any of the steps of manufacture of a product); (ix) use (A) any Reprogrammed iPS Cells that are identified on Schedule 6.2(a) as TiPSCs (under Section 2, Reprogrammed iPS Cells and Reprogrammed iPS Cell Derivative Materials, of such Schedule 6.2(a)) or (B) any pluripotent or non-pluripotent Reprogrammed iPS Cell Derivative Materials that are obtained, created, or derived from such Reprogrammed iPS Cells (including, for the avoidance of doubt, Century Engineered Cells) other than solely in internal research performed by Century at its facility and solely consisting of research use of such TiPSCs to practice, using Century’s (or a third party’s) feeder-free differentiation protocol, differentiation of TiPSCs into gamma delta T cells in order to gain expertise and technical competence in performing such differentiation as well as insights into the efficiency of such differentiation (and to get a read on functional activity of cells resulting from such research), which internal research excludes, use to develop any product(s); (vii) use any Reprogrammed iPS Cell Derivative Materials that are identified on Schedule 6.2(a) as either [***] or [***] (under Section 2, Reprogrammed iPS Cells and Reprogrammed iPS Cell Derivative Materials, of such Schedule 6.2(a)) other than solely in internal research performed by Century at its facility, which internal research excludes use to develop any product(s); and (x) any use(s) of Additional R&D Cells that are expressly prohibited in the addendum to Schedule 6.2(a) whereby such Reprogrammed iPS Cells or Reprogrammed iPS Cell Derivative Materials, as applicable, become Additional R&D Cells hereunder. No rights to take any action or undertake any activities prohibited by any provision of this Section 6.2(c) are conveyed or shall be implied by the transfer of the Deliverables under the MTA or hereunder (or a transfer thereof deemed made hereunder). Century shall use the Deliverables in accordance with all applicable laws and regulations and any applicable institutional review board approved protocol.

All WGS will be performed by solely Century at its facility or on behalf of Century by an Approved CRO (as defined below in this paragraph) at the Approved CRO’s facility and will be solely [***]. For such purposes, “Approved CRO” means a third-party contract research organization (“CRO”) who has been expressly approved in writing by FCDI prior to the transfer to such CRO of any Deliverables on which such CRO would perform WGS and for whose acts or omissions, with respect to any and all Deliverables transferred to such CRO and any and all data resulting from any WGS performed by such CRO, Century is responsible as though such acts and omissions were those of Century itself. FCDI’s approval of any CRO proposed by Century to be an Approved CRO will not be unreasonably withheld, conditioned or delayed and may be provided via email. All data resulting from such WGS of any and all Deliverables other than Selected Cells Lines are Confidential Information of FCDI owned by it, and Century may use such data solely as a baseline or control for comparison of engineered vs parental lines and will not disclose any such data to any other person (other than FCDI) without FCDI’s express prior written consent thereto. All data resulting from such WGS of any and all Deliverables that are Selected Cells Lines are Confidential Information of Century owned by it subject to FCDI’s right to use such data in its internal research but not to disclose any such data to any third party. Promptly after Century (or its Approved CRO, as applicable) has performed WGS or analyzed raw data resulting from WGS, Century will disclose to FCDI all raw data resulting from such WGS or all analyzed data resulting from such analysis, as applicable.

Notwithstanding anything to the contrary in this Section 6.2(c), Century may possess and use (x) those Deliverables that are Reprogrammed iPS Cells or are pluripotent Reprogrammed iPS Cell Derivative Materials, or Century Engineered Cells, that are directly or indirectly derived or made from cells selected by Century from the clones that are identified on Schedule 6.2(c) attached hereto, as set forth in a written notice thereof given by Century to FCDI prior [***] as the [***] as may be mutually agreed in writing by the Parties) to be used for the Exploitation of Licensed Products as contemplated in the Research Plan (collectively, the “Selected Cell Lines”) and (y) Deliverables or Century Engineered Cells, as applicable, that are directly or indirectly derived or made from the Selected Cell Lines to Exploit Licensed Products in the Field in accordance with and subject to this Agreement, the Reprogramming License Agreement and the Differentiation License Agreement. Title with respect to such Selected Cell Line and all Deliverables or Century Engineered Cells, as applicable, that are directly or indirectly derived or made from the Selected Cell Lines passes to Century upon Century’s giving of written notice of its selection of a Selected Cell Line to FCDI in accordance with this paragraph for use, further transfer, and other exploitation thereof, subject to the terms and conditions of the Reprogramming License Agreement and WARF License Agreement and under the Licensed Patent Rights to Exploit the Licensed Products within the Field in the Territory. Notwithstanding any term or implication herein to the contrary and for the sake of clarity, the foregoing excludes any license or right under the Licensed Patent Rights (i) to manufacture, have manufactured, sell, have sold, offer for sale or have offered for sale any product or service to any Third Party in furtherance of any research or development of a Licensed Product other than a Licensed Product that is being researched, developed or Commercialized by or on behalf of Century or its Affiliates or Sublicensees, or (ii) to grant any sublicense to any Third Party to manufacture, have manufactured, sell, have sold, offer for sale or have offered for sale any product or service to any other Third Party in furtherance of any research or development of a Licensed Product other than a Licensed Product that is being researched, developed or commercialized by or on behalf of Century or its Affiliates or Sublicensees. For clarity, the foregoing shall not be deemed to transfer title of Reprogrammed iPS Cells or pluripotent Reprogrammed iPS Cell Derivative Materials that are Controlled by FCDI (in each case, as defined in the Reprogramming License Agreement) that have not been genetically modified or otherwise modified by Century or on Century’s request or direction pursuant to any Work Order. Capitalized terms used but not defined in this paragraph have the meanings assigned to them in the Reprogramming License Agreement.

At any time after the third Contract Year when there is no Approved Research Budget in effect (and there is no ongoing discussions between the Parties or dispute resolution seeking a determination that there be an Approved Research Budget), FCDI may give Century written notice requiring Century, at FCDI’s election, (X) to return or destroy all Deliverables that are Reprogrammed iPS Cells or are pluripotent Reprogrammed iPS Cell Derivative Materials and all Century Engineered Cells) other than the Selected Cell Lines and pluripotent Reprogrammed iPS Cell Derivative Materials (including, for the avoidance of doubt, Century Engineered Cells) derived from the Selected Cell Lines, and destroy all Deliverables that are non-pluripotent Reprogrammed iPS Cell Derivative Materials other than non-pluripotent Reprogrammed iPS Cell Derivative Materials (including, for the avoidance of doubt, Century Engineered Cells) derived from the Selected Cell Lines or (Y) to destroy all Deliverables that are Reprogrammed iPS Cells or are Reprogrammed iPS Cell Derivative Materials and all Century Engineered Cells other than the Selected Cell Lines, Reprogrammed iPS Cell Derivative Materials derived from the Selected Cell Lines and Century Engineered Cells derived from the Selected Cell Lines; provided, however, that, no later than January 31, 2022, Century shall complete the destruction contemplated in clause (Y) of the immediately preceding provision and destroy all other Reprogrammed iPS Cells and Reprogrammed iPS Cell Derivative Materials and all other Century Engineered Cells except that Century may continue to possess and use solely [1] Reprogrammed iPS Cells, and pluripotent Reprogrammed iPS Cell Derivative Materials that were genome edited or engineered by Century in accordance with this Agreement, the Reprogramming License Agreement and the Differentiation License Agreement, and [2] non-pluripotent Reprogrammed iPS Cell Derivative Materials derived therefrom, in the case of each of [1] and [2] solely in internal research to develop Licensed Products in the Field in accordance with and subject to this Agreement and the Reprogramming License Agreement and the Differentiation License Agreement. If so requested by FCDI in writing in accordance with this Agreement, Century will confirm the destruction of any Deliverables as required pursuant to this Section 6.2(c) in a writing delivered to FCDI.”

1.6.         Article 7 of the Collaboration Agreement shall be amended (i) by re-designating Section 7.5 as Section 7.8, and (ii) to include a new Section 7.5, Section 7.6, and Section 7.7 as follows:

“7.5.	Publication. Each Party shall submit any proposed scientific publication containing Confidential Information of the other Party relating to its development and/or Exploitation activities relating to the Services or Licensed Products at least seven (7) days in advance of submission of an abstract of a proposed publication, if any, and again at least seven (7) days in advance of submission of the scientific publication, to allow such other Party to review such planned public disclosure. The reviewing Party will promptly review such publication and make any objections that it may have to the publication of the Confidential Information contained therein. The reviewing Party may, at its option, delay any such proposed publication or presentation for an additional sixty (60) day period, in order to file any patent applications on the inventions disclosed therein. Should the reviewing

Party make an objection to the publication of the Confidential Information or require its modification, then the Parties will discuss the merits of publishing and any such modifications; provided, however, that in any case, no publication of Confidential Information of the other Party shall take place under this Section without the other Party’s prior written approval thereof or unless the obligations of confidentiality as to such Confidential Information shall be waived or disclosure of Confidential Information of the other Party is otherwise authorized under this Article 7. For purposes of this Section 7.5 and notwithstanding anything to the contrary herein, Confidential Information of FCDI shall include, without limitation, information and data regarding and relating to the genotypic characteristics of, the phenotypic characteristics of, and the functionality of the Deliverables other than Deliverables that are Selected Cell Lines or are derived from Selected Cell Lines.”

“7.6.	Publication of Clinical Trial Results. Each Party mutually supports a policy to register and report results of clinical trials and agrees that this Agreement is subject to such policy. Each Party agrees that it will permit the party conducting or sponsoring a clinical trial with respect to any Licensed Product and the Affiliates of such conducting or sponsoring party (the “Clinical Trial Sponsor”) to register and publish the data in accordance with such policy. The other Party further agrees to provide the Clinical Trial Sponsor such reasonable assistance as such Party may require in connection with fulfilling the requirements to register and report results of any such clinical trial. Notwithstanding anything to the contrary in this Agreement, the Clinical Trial Sponsor’s compliance with the terms of this policy will not result in a breach of any provision of this Agreement, including without limitation, the obligations of confidentiality and non-use.”

“7.7.	Public Announcement. Neither Party shall originate any publicity, news release or public announcements, written or oral, whether to the public or press, stockholders or otherwise, relating to this Agreement, including its existence, the subject matter to which it relates, performance under it or any of its terms, to any amendment hereto or performances hereunder without the prior written consent of the other Party, save only such announcements that are required by law to be made or that are otherwise expressly agreed to in writing in advance by the Parties. Such announcements shall be brief and factual. If a Party decides to make an announcement required by law, it shall give the other Party at least five (5) Business Days advance notice, where possible, of the text of the announcement so that the other Party shall have an opportunity to comment upon the announcement. To the extent that the receiving Party reasonably requests the deletion of any information in the materials, the disclosing Party shall delete such information unless, in the opinion of the disclosing Party’s legal counsel, such Confidential Information is legally required to be fully disclosed.”

1.7.         The Collaboration Agreement shall be amended to include a new Schedule 6.2(a) in the form attached hereto as Exhibit A.

1.8.         The Collaboration Agreement shall be amended to include a new Schedule 6.2(c) in the form attached hereto as Exhibit B.

2.	Miscellaneous.

2.1.            Effect of this Amendment No. 2. This Amendment No. 2 amends the terms of the Collaboration Agreement and is deemed incorporated into, and governed by all other terms of, the Collaboration Agreement. To the extent that the Collaboration Agreement is explicitly amended by this Amendment No. 2, the terms of this Amendment No. 2 will control where the terms of the Collaboration Agreement are contrary to or conflict with the terms of this Amendment No. 2. All other terms and conditions of the Collaboration Agreement not explicitly amended by this Amendment No. 2 shall remain in full force and effect. The Collaboration Agreement shall, together with this Amendment No. 2, be read and construed as a single instrument.

2.2.            Counterparts. This Amendment No. 2 may be signed in any number of counterparts, including facsimile copies thereof or electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 2 as of the Amendment No. 2 Effective Date.

CENTURY THERAPEUTICS, INC.

By:	/s/ Osvaldo Flores
Name: Osvaldo Flores, Ph.D.
Title: President and Chief Executive Officer

FUJIFILM CELLULAR DYNAMICS, INC.

By:	/s/ Takeshi Yamamoto
Name: Takeshi Yamamoto
Title: President and CEO

[Signature page to Amendment No. 2 to Master Collaboration Agreement]

EXHIBIT A

Schedule 6.2(a)

Certain Reprogrammed iPS Cells and Reprogrammed iPS Cell Derivative Materials

[***]

EXHIBIT B

Schedule 6.2(c)

Clones eligible to be Selected Cell Lines

[***]